Exhibit 99.2

FOR IMMEDIATE RELEASE

December 3, 2007

MILLENNIUM BANKSHARES ANNOUNCES BRANCH SALE

Reston, VA – December 3, 2007 – Millennium Bankshares Corporation (Nasdaq: MBVA) today announced that Millennium Bank, N.A., (“Millennium”) its wholly-owned subsidiary, has entered into a purchase and assumption agreement (the “Agreement”) to sell its two branches in the Richmond, Virginia market to EVB, a wholly-owned subsidiary of Eastern Virginia Bankshares (Nasdaq: EVBS). The Agreement provides that EVB will assume the deposits, fixed assets, and certain of the outstanding loans of the Colonial Heights and Broad Street branches (the “Richmond Branches”). EVB also agreed to retain all branch-based employees of Millennium at the Richmond Branches as part of the transaction.

In the aggregate, the transaction covers approximately $88.9 million in deposits and $44.3 million in loans. Under the terms of the agreement, EVB will pay Millennium a premium on the outstanding deposits on the effective date of the transaction, plus the net book value of the loans and certain other amounts. The transaction will result in a gain to Millennium. The transaction is subject to certain customary conditions, including applicable regulatory approvals, and is expected to be completed in the first quarter of 2008. Scott & Stringfellow, Inc. advised Millennium on the sale of the Richmond Branches.

Richard Linhart, President & CEO of Millennium, stated, “This is a critical step in getting Millennium back on track. Divestiture of these branches will allow us to focus on enhancing our presence in Northern Virginia and return to core community banking. We can now look to add a few new locations and additional lenders and business development personnel to build a better customer base in our primary market. We are especially delighted that EVB has acquired our branches and look forward to working with them to ensure a smooth transition for personnel and customers.”

Mr. Linhart went on to say that “Millennium will liquidate a significant portion of its investment portfolio to fund the branch sale. This transaction will in effect, shrink our balance sheet, enhance our capital, and significantly improve our liquidity position.”

Forward-Looking Statements

This news release contains comments, information and guidance that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of

1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include a failure to maintain effective systems of internal and disclosure control; management changes; changes in estimates regarding loss exposure from the wind down of mortgage operations and subsequent disposition of remaining held for sale loans; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies and litigation; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Millennium Bankshares

Millennium Bankshares Corporation is a financial holding company headquartered in Reston, Virginia. It was incorporated in 1998 and began operations in April 1999. Millennium provides commercial and consumer banking services through Millennium Bank, National Association. Millennium Bank is a nationally chartered community bank that provides a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities it serves. The Company’s internet address is www.millenniumbankshares.com.

CONTACTS:

Richard Linhart, President & CEO

703-464-1966

Dale Phelps, EVP & CFO

703-464-1962